Exhibit 10.5

AMENDED AND RESTATED MULTI-TENANT LEASE AGREEMENT

THIS AMENDED AND RESTATED MULTI-TENANT LEASE AGREEMENT (this “Lease”) is entered into as of November 1, 2025 (the “Effective Date”), between Mallinckrodt LLC, a Delaware limited liability company (“Landlord”), and ST Shared Services LLC, a Delaware limited liability company (“Tenant”).

W I TN E S S E T H:

WHEREAS, Landlord is the owner of a corporate campus located at 675 James S. McDonnell Boulevard, Hazelwood, Missouri 63042, which consists of approximately 158.09 acres of real property described on Exhibit A attached hereto (the “Land”) together with all buildings, improvements, fixtures, equipment, furniture, and appurtenances, awards, licenses, permits and all other rights, benefits and personal (other than the Retained Personal Property, as defined below) or real property of any kind or type whatsoever located thereon or used in connection therewith, and subject to the existing easements, servitudes, licenses, reservations and rights-of-way thereon (collectively, the “Campus”);

WHEREAS, the Campus contains the following buildings (collectively, the “Buildings”): (a) Building 10, which contains approximately 114,500 square feet of space (“Building 10”) and is shown on Exhibit A-1; (b) Building 20, which contains approximately 106,500 square feet of space (“Building 20”) and is shown on Exhibit A-1; (c) Building 30, which contains approximately 31,000 square feet of space; (d) Building 55; (e) a maintenance shed; and (f) a security guard building located at the entrance to the parking lot for the Campus;

WHEREAS, Landlord and Tenant are parties to that certain Net Lease Agreement dated July 13, 2020, as amended by that certain First Amendment to Lease dated June 24, 2025 (collectively, the “Original Lease”), pursuant to which Landlord leases the Campus to Tenant;

WHEREAS, as of November 1, 2025 (the “Commencement Date”), Tenant will lease only the following portion of the Campus containing approximately 124,172 square feet (the “Premises”): (i) all of the area on the second floor of Building 10 that is shown in green on Exhibit B, including Suite 201 containing approximately 7,563 rentable square feet (the “Suite 201 Premises”), Suite 202 containing approximately 7,535 rentable square feet (the “Suite 202 Premises”), Conference Room 235, the external audit room, the mini suites and the supply room (collectively, the “Building 10 Premises”), and (ii) all of Building 20;

WHEREAS, Landlord, at its sole cost and expense, shall complete the work necessary to demise the Suite 201 Premises and the Suite 202 Premises from the rest of the second floor of Building 10 and performed other work necessary to convert Building 10 into a multi-tenant building (the “Demising Work”), which Demising Work is more particularly described on Exhibit C;

WHEREAS, Tenant is the owner of certain personal property listed on Exhibit D (the “Retained Personal Property”) it uses in connection with its operations located at the Premises;

WHEREAS, Landlord and Tenant desire to convert the Original Lease into this Lease to reflect how the Campus will be managed and occupied after the area leased by Tenant is revised from the Campus to the Premises;

WHEREAS, the board of directors of Mallinckrodt plc, a public limited company incorporated in Ireland (“ParentCo”) previously determined that it was in the best interests of ParentCo and its shareholders to enter into the Original Lease and to complete certain internal reorganizations to separate the business of Landlord from the business of Tenant;

WHEREAS, Landlord and Tenant intend to separate into unrelated companies, and this Lease is necessary in order to facilitate and provide for an orderly transition of such separation; and

WHEREAS, as of the Commencement Date, Landlord and Tenant desire to amend, restate and supersede the Original Lease in its entirety as set forth in this Lease, and Tenant will vacate the portion of the Campus that is not included within the Premises.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements in this Lease, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby enter into this Lease as of the Effective Date, and amend and restate the Original Lease in its entirety as of the Commencement Date.

1.	Lease of Premises; Completion of Demising Work.

(a)           As of the Commencement Date, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises. The lease of the Premises includes the right to use, in common with others, the Common Areas (defined below). For purposes of this Lease, the term “Common Areas” means all areas of the Campus that are for the general use of occupants and tenants of the Campus, including without limitation, the lobby of Building 10, parking areas (subject to the terms of this Lease), outdoor plazas and walking trails within the Campus, streets, driveways, sidewalks, curbs, delivery passages, loading docks, corridors, elevators and elevator foyers, stairwells, entrances, lobbies, restrooms, amenity areas, vending rooms and other similar areas of the Campus to the extent designated by Landlord from time to time for the common use of all tenants or occupants of the Campus. Notwithstanding the foregoing, the term “Common Areas” shall exclude any portions of the Campus that Landlord deems “leasable areas” or not for general use of all occupants and tenants (including without limitation restrooms in leased areas or reserved parking areas). Tenant shall comply with all reasonable rules and regulations with respect to the Common Areas established by Landlord from time to time, including, without limitation, the rules and regulations set forth on Exhibit E attached hereto.

(b)            Landlord shall use commercially reasonable efforts to complete the Demising Work as soon as practicable after the Effective Date of this Lease, but in no event later than December 31, 2025. Landlord shall complete the Demising Work using contractors selected by Landlord, in a good and workmanlike conduct, and in accordance with all applicable laws. Tenant shall reasonably cooperate with Landlord and its contractors to enable the efficient performance of the Demising Work. Tenant acknowledges that the Demising Work may be performed during Normal Building Hours, and that during the performance of the Demising Work, Tenant and the Premises may be subject to noise, dust, odors and vibrations, none of which will subject Landlord to any claim for damages, breach of the covenant of quiet enjoyment or constructive eviction.

2.	Term.

(a)           The term of this Lease shall commence on the Commencement Date and shall expire (unless renewed in accordance with Section 2(c) hereof) at 11:59 p.m. on the date that is the earlier of (a) October 31, 2027, and (b) any earlier termination of this Lease pursuant to any provision hereof (as the same may be extended, the “Term”).

(b)            Tenant shall have the right to terminate this Lease at any time on six (6) months’ advance written notice to Landlord.

(c)           Tenant shall have the one time right and option to reduce the Premises by removing either (i) all of the Building 10 Premises or (ii) Building 20, which contraction, if Tenant exercises this option, shall be effective as of the Contraction Date (defined below). The portion of space removed from the Premises (i.e., either the Building 10 Premises or Building 20) is the “Contraction Space”. If Tenant desires to exercise this contraction option, then Tenant must provide written notice to Landlord (“Contraction Notice”) and specify the effective date of such contraction, which date must be at least one hundred eighty (180) days after the date of Landlord’s receipt of the Contraction Notice (the “Contraction Date”). Such Contraction Notice must also specify whether the Contraction Space is the Building 10 Premises or Building 20. If Tenant exercises this contraction option and the Contraction Space is the Building 10 Premises, then as of the Contraction Date, the Premises shall be Building 20, Tenant shall have 40 parking spaces, the Rent shall be $2,581,861 and Tenant shall remove all signage that was installed by Tenant in Building 10. If Tenant exercises this contraction option and the Contraction Space is Building 20, then as of the Contraction Date, the Premises shall be the Building 10 Premises, Tenant shall have 80 parking spaces, the Rent shall be $434,489, the references to Building 20 shall be deleted from Section 8 and Section 18 of this Lease, and Tenant shall remove all signage that was installed by Tenant on or in Building 20. On or before the Contraction Date, Tenant shall surrender the Contraction Space in the required condition and in accordance with this Lease. After the Contraction Date, any reference to the “Premises” in this Lease shall refer to the Premises minus the Contraction Space, and neither party shall have any rights or obligations with respect to the Contraction Space after the Contraction Date.

(d)           The Term may be extended by Tenant for up to three (3) renewal terms (each, a “Renewal Term”) of one (1) year each if: (i) at least three (3), but not more than six (6) months prior to the end of the then current Term, Tenant delivers to Landlord a “Renewal Notice” that Tenant desires to exercise its right to extend this Lease for such Renewal Term; and (ii) no Event of Default by Tenant shall have occurred and be continuing on the date Landlord receives such Renewal Notice or on the last day of the then current Term. During any such Renewal Term, except as otherwise specifically provided for herein, all of the terms and conditions of this Lease shall remain in full force and effect. For the avoidance of doubt, Tenant shall continue to pay the same Rent during a Renewal Term.

3.	Rent.

(a)           Gross rent during the Term shall be $2,852,003 per annum (the “Rent”), payable in advance in quarterly installments of $713,000, due on the first business day of each calendar quarter, prorated for any partial quarter during the Term, with the Rent through the end of the first calendar quarter of the Term being due on the Commencement Date.

(b)           It is the purpose and intent of Landlord and Tenant that the Rent hereunder shall be a gross amount of all expenses, costs fees, Impositions and taxes incurred for the Premises, unless Tenant requests extra services

(c)           Tenant hereby acknowledges that any non-payment by Tenant of Rent could cause Landlord to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if any Rent is not paid when due, then Tenant shall pay Landlord on demand a late charge equal to three percent (3%) of the delinquent amount. The parties agree that the late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. The payment of such late charge shall not constitute waiver of, nor excuse or cure, any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord. Notwithstanding the foregoing, the aggregate amount of late charges shall not exceed the maximum amount permitted by law; and Tenant has no obligation to pay a late charge unless Landlord has given Tenant at least five (5) days written notice of the delinquent payment (which may be given at any time during the delinquency) and Tenant fails to cure the outstanding payment within that time period.

4.             Impositions. During the Term, Landlord shall timely pay all taxes (including, without limitation, all ad valorem property taxes against the Campus, and, sales and use, occupancy, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Landlord or the Campus), assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the Commencement Date and whether or not to be completed within the Term), water, sewer or other rents and charges, excises, tax inspection, authorization and similar fees and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Campus (collectively, “Impositions”). Landlord shall pay all such Impositions as the same become due and payable and before any fine, penalty, interest or cost may be added for non-payment (and shall pay all such fines, penalties, interest and costs), such payments to be made directly to the taxing or other authorities where feasible. Tenant shall be responsible for and shall pay before delinquent all municipal, county, federal or state taxes coming due during the Term against Tenant’s interest in the Retained Personal Property or against any other personal property owned by Tenant and placed in, upon or about the Premises by Tenant.

5.             Use of Premises. Tenant may occupy and use the Premises for any lawful purpose consistent with its past practice and use immediately prior to the Commencement Date of this Lease. Tenant shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year, subject to the terms and conditions set forth in this Lease. Tenant shall comply with all laws, regulations and ordinances from time to time concerning the Premises or the use thereof. Tenant shall not do, bring, or keep anything in or about the Premises that may reasonably be expected to cause a cancellation of or increase in premium for any insurance covering the Premises. Tenant shall be obligated to comply with any law with respect to its use of the Premises and shall not use the Premises in any manner that would reasonably be expected to constitute waste or nuisance or in a manner inconsistent with past use that would reduce the saleable value of the Premises. Landlord shall be solely responsible for compliance with the Americans with Disabilities Act of 1990, as amended, and any similar state or local requirements (collectively, the “ADA”) with respect to all portions of the Campus outside of the Premises, including all Common Areas; and Tenant shall be responsible for compliance with the ADA with respect to the Premises. As used in this Lease, the word “law” shall mean any judicial decision, statute, constitution, ordinance, resolution, regulation, rule, administrative order, or other requirement of any municipal, county, state, federal, or other governmental agency or authority having jurisdiction over the parties or the Campus in effect either as of the Effective Date of this Lease or at any time during the Term, including, without limitation, any regulation or order of a quasi-official entity or body (e.g., the board of fire examiners or public utilities).

6.             Condition of the Premises. Tenant acknowledges receipt and delivery of possession of the Premises. Tenant has examined and otherwise has knowledge of the condition of the Premises and has found the same to be satisfactory for its purposes hereunder. Except as expressly set forth in this Lease, Tenant agrees to take the Premises in its present condition “as is”, “where is” and “with all faults”, and acknowledges and agrees that Landlord has not made, is not making and will not make any warranty or representation of any kind, express or implied, in law or by contract, including any warranties regarding design, condition or fitness for use or otherwise, with respect to the use, state of title, liens or encumbrances, nature, physical or environmental condition, suitability for use or any other matter of the Premises or any portion thereof.

7.	Maintenance and Repairs.

(a)            Landlord, at its sole cost and expense, shall maintain the Campus (except as expressly provided in Section 7(b) below) in a good and clean condition consistent with past practice and in substantially the same condition as of the Effective Date. Landlord shall promptly make all repairs, maintenance and replacements necessary to so maintain the Campus, including without limitation the Common Areas, heating, ventilation and air-conditioning systems and all other mechanical, electrical, and plumbing facilities and equipment serving the Buildings and Campus, exterior walls, roof, foundation, plumbing and wiring in the Buildings, all structure of the Buildings, windows, lobbies and entrances, drive lanes, sidewalks, landscaping, parking areas and all other parts of the Campus and the Buildings other than the Premises. All maintenance and repairs shall be performed in a good and workmanlike manner to a standard not less than the condition of the Premises as of the Effective Date.

(b)           Except for systems that service other parts of Building 10, Building 20 or the Campus, as applicable, and except for all components and portions of the Building 10, Building 20 and the Campus that Landlord is required to maintain, repair or replace pursuant to this Lease, Tenant, at its sole cost and expense, shall maintain the Premises consistent with past practice and in substantially the same condition as of the Effective Date, and make all repairs and replacements necessary to so maintain the Premises, reasonable wear and tear and casualty excepted (the “Maintenance and Repair Standard”). If Tenant fails to commence necessary maintenance or repairs to the Premises within ten (10) days’ written notice from Landlord and prosecute their completion in a diligent manner, then Landlord may enter the Premises and perform such repair and maintenance on behalf of Tenant. Upon completion thereof, Tenant shall pay Landlord’s costs for making such repairs plus ten percent (10%) for overhead, upon presentation of an invoice therefor.

(c)           In the event of a dispute under this Section 7, such dispute shall be settled by arbitration conducted by a single arbitrator mutually acceptable to Landlord and Tenant in St. Louis, Missouri in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the parties shall request the International Chamber of Commerce to make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of Missouri. All other terms of and performance under this Lease shall continue if reasonably possible during any arbitration proceedings.

8.             Alterations. Tenant shall not make any alterations to the Premises that either (i) are structural in nature, or (ii) exceed a cost of $100,000, in either case, without prior written consent of Landlord, such consent to not be unreasonably withheld, delayed or conditioned. Tenant shall have the right without prior written consent of Landlord, to perform nonstructural alterations to the exterior of Building 20 and the interior of the Premises, consistent with past use and practice that do not exceed a cost of $100,000. Tenant shall make any such alterations approved by Landlord, or such alterations that do not require the consent of Landlord, in a lien-free and good and workmanlike manner in compliance with all applicable laws and shall pay all costs and expenses incurred in connection with such alterations. All alterations, additions, substitutions and leasehold improvements (other than those Tenant notifies Landlord shall be treated as Retained Personal Property, it being agreed that any and all alterations after the Effective Date hereof comprising of fixtures will not be removed at the end of Term) made and installed for Tenant pursuant to this Section, shall become Landlord’s property at the expiration or earlier termination of the Term. Notwithstanding the foregoing, Tenant shall have the right to remove from the Premises prior to the expiration of the Term any movable trade fixtures and furniture as long as (i) Tenant is not then in an Event of Default hereunder and (ii) the removal will not cause any damage to the Premises or as long as Tenant repairs any damage caused by such removal.

9.	Liens.

(a)           Tenant shall pay all costs for construction, work or services done by it or caused to be done by it on the Premises, and Tenant shall keep the Premises free and clear of all liens and encumbrances resulting from or purported to be due for, any labor, services, materials, supplies, or equipment furnished to or for Tenant in, upon or about the Premises. Tenant agrees, subject to Tenant’s right to contest the correctness or the validity of any such lien or encumbrance as set forth in Section 9(b) below, to discharge of record (either by payment or by bonding over or otherwise) any mechanics’, materialmen’s, or other lien against the Premises and/or Landlord’s interest therein, which liens may arise out of any payment due for, or purported to be due for, any labor, services, materials, supplies, or equipment furnished to or for Tenant in, upon or about the Premises. If Tenant shall fail to cause such lien to be discharged or bonded within sixty (60) days after being notified of the filing thereof, and Tenant is not contesting such liens as set forth in Section 9(b) below, then, in addition to any other right or remedy of Landlord, Landlord may bond over the same, and the amount so paid by Landlord to do so, including reasonable attorneys’ fees incurred by Landlord either in defending against such lien or in procuring the bonding of such lien, shall be paid by Tenant to Landlord upon demand.

(b)           Notwithstanding the foregoing, Tenant may contest the validity of any liens so long as (i) Tenant notifies Landlord in writing that it intends to contest such liens, (ii) Tenant provides Landlord with an indemnity, bond or other security reasonably satisfactory to Landlord assuring the discharge of Tenant’s obligations for such liens, including interest and penalties, in an amount no greater than one hundred ten percent (110%) of the contested amount, and (iii) Tenant is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense.

10.           Utilities and Services. Landlord shall be solely responsible for obtaining, maintaining and furnishing to the Common Areas and the Premises gas, electricity, water and sewer, trash collection and any other utilities or services used at the Premises during the Term and consistent with its past practice and use immediately prior to the Effective Date of this Lease (the “Utilities”). In addition to the Utilities, Landlord will furnish the following services, which, unless specific provision is made therefor, shall be of the manner and at levels customary for similarly-situated buildings: (a) elevator service, hot and cold water for lavatory and drinking purposes (at all points of supply for drinking, pantry, kitchen and lavatory purposes), and electricity, (b) janitorial and cleaning services on weekdays after Normal Building Hours (defined below) (excluding the Holidays defined below), (c) building security for the Premises on a 24/7 basis, with after-hours access via card reader, and (d) heating, ventilation and air conditioning (“HVAC”) as necessary for the comfortable use and occupancy of the Premises between 8:00 a.m. and 6:00 p.m. on Monday through Friday and between 8:00 a.m. and 1:00 p.m. on Saturday (“Normal Building Hours”), except on New Year’s Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, and Christmas Day (“Holidays”). Tenant may request from time to time, and Landlord shall furnish, HVAC service on days and at times other than Normal Building Hours. Tenant agrees to reimburse Landlord for the actual cost of this after-hours service within thirty (30) days of receipt of invoice for the same from Landlord. Tenant is responsible, at its sole cost and expense, for its data and telephone services. If Tenant wishes to install a separate security system or additional security equipment for the Premises, then such system or equipment must be compatible with the access control systems for the Building, and Tenant will be solely responsible for any costs incurred in the installation of such system or equipment. Landlord shall keep and maintain the Common Areas in good working order and good condition and repair at all times. If any Utilities are suspended or curtailed due to accident, emergency, mechanical breakdown or any other cause, Landlord will use commercially reasonable efforts to restore the services with reasonable dispatch, but Landlord will not have liability for the curtailment or suspension of services that are outside of Landlord’s reasonable control. Notwithstanding the foregoing, if (i) any service to be furnished under this Lease is interrupted because of the acts of Landlord, its employees, agents or contractors; (ii) such interruption is not caused by a fire or other casualty governed by Section 13 hereof; and (iii) as a result of such interruption, all or a material portion of the Premises is rendered untenantable (meaning that Tenant is unable to use all or a portion of the Premises in the normal course of its business), then Tenant’s sole remedy for such interruption shall be as follows: on the third (3rd) consecutive business day following the date the Premises (or material portion thereof) becomes untenantable, the Rent payable hereunder shall be abated on a per diem basis for each day after such three (3) business day period based upon the percentage of the Premises rendered untenantable, and such abatement shall continue until the date the Premises become tenantable again.

11.	Indemnity.

(a)           To the fullest extent permitted by law, but subject to Section 12(e) of this Lease, Tenant shall indemnify, protect, defend, release and hold Landlord and its directors, shareholders, investment managers, partners, lenders, members, managers, contractors, affiliates, employees, trustees, principals, beneficiaries, officers, mortgagees and agents (each a “Landlord Party” and collectively, “Landlord Parties”) harmless from all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) brought by third parties (collectively, “Losses”), imposed upon or incurred by or asserted against Landlord Parties to the extent arising from (i) any occurrence or activity permitted or suffered by Tenant in the Premises, (ii) the negligence or intentional acts or omissions of Tenant or any Tenant Parties (defined below) in connection with the use or occupancy of the Premises or the Campus; and (iii) any breach or default on the part of Tenant under this Lease, except and to the extent any of the foregoing are caused by the negligence or intentional misconduct of the Landlord Parties.

(b)           To the fullest extent permitted by law, but subject to Section 12(e) of this Lease Landlord shall indemnify, protect, defend, release and hold Tenant and its directors, shareholders, investment managers, partners, members, managers, affiliates, employees, trustees, principals, beneficiaries, officers (each a “Tenant Party” and collectively, “Tenant Parties”) harmless from all Losses imposed upon or incurred by or asserted against Tenant Parties to the extent arising from (i) the negligence or intentional acts or omissions of Landlord or any Landlord Parties, and (ii) any breach or default on the part of Landlord under this Lease, except and to the extent any of the foregoing are caused by the negligence or intentional misconduct of the Tenant Parties.

12.	Insurance.

(a)           Tenant’s Insurance. Tenant agrees to maintain, at its own cost and expense, in full force and effect from the Commencement Date throughout the Term, and thereafter so long as Tenant is in occupancy of any part of the Premises, the following insurance policies:

i.            Commercial General Liability insurance written on an occurrence basis, including coverage for bodily injury (including death and mental anguish), broad form property damage, products-completed operations hazard and contractual liability coverage. Such coverage shall be written on an occurrence basis and allow for severability of interest. The minimum limits of liability of such insurance shall be $1,000,000 per occurrence, $2,000,000 annual aggregate per location, and $1,000,000 personal and advertising injury. Tenant shall name Landlord as an additional insured, and such insurance shall be written on a primary basis and will not contribute with supplemental coverage that may be maintained from time to time by Landlord or any additional insured.

ii.           Workers’ compensation and employers’ liability insurance. The limit of liability as respects Employers’ Liability coverage shall be no less than $1,000,000 per accident, $1,000,000 per disease, and $1,000,000 policy limit.

iii.         Automobile liability insurance in the amount of $1,000,000 combined single limit per occurrence or bodily injury and property damage, providing coverage for any owned, non- owned, or hired automobiles.

iv.         Umbrella/excess liability in the amount of $10,000,000 written on a follow-form basis. Tenant shall by specific endorsement or otherwise cause the umbrella/excess policy to be first tier umbrella coverage and sit in excess of the primary coverage afforded within Section 12(a)(i) of this Lease. Such umbrella/excess liability policy(ies) must be endorsed or otherwise provide that such umbrella/excess liability policy(ies) is primary and non- contributory with any other insurance on which Landlord, or the additional insureds is or required herein to be an insured whether such other insurance is primary excess, self-insurance, or insurance on any other basis.

v.          Property damage insurance written on all-risk or special form basis in an amount at least equal to the full replacement cost of Tenant’s personal property and fixtures of Tenant (including, without limitation, the Retained Personal Property) and all improvements, additions or alterations made by Tenant to the Premises after the Commencement Date. Landlord will be added as a loss payee only to the extent of its interest in improvements, additions or alterations made by Tenant to the Premises after the Commencement Date. Such property insurance will provide protection against loss by fire and other casualties and risks, including, but not limited to, fire, lightning, explosion, windstorm or hail, smoke, aircraft. or vehicles, riot or civil, commotion, vandalism, sprinkler leakage, fire following earthquake, sinkhole, collapse, volcanic action, falling objects, weight of snow, ice or sleet, water damage, earthquake, and flood. Tenant shall also maintain business interruption on the same all-risk and special cause of loss form with minimum limits at least equal to the rental value of the Premises for twelve (12) months.

vi.         In the event Tenant performs any major repairs or alterations in the Premises, builders risk insurance shall be procured by Tenant or its contractors on an all-risk or special form basis in accordance with the provisions of Section 12(a)(v) of this Lease. Such insurance shall either be written on a completed value form or full replacement cost basis, covering all work, materials, and equipment incorporated in or about the Premises.

vii.        If Tenant shall hire or bring a contractor onto the Premises to perform any alterations, work or improvements, Tenant agrees to require said contractor to carry Commercial General Liability (including professional liability in respect of any professional design and engineering) insurance written on an occurrence basis, in an amount not less than $1,000,000 and otherwise shall satisfy all the provisions in this Section 12(a) and Sections 12(b) and 12(c). Landlord, Tenant, and all other applicable additional insureds required within this Lease shall be included as additional insureds under the contractor’s insurance liability policies.

(b)           Other Insurance Matters. All the insurance required under this Lease to be provided by Tenant shall comply with all of the following requirements:

i.            Be underwritten by insurance companies licensed to do business in the state in which the Premises are located and shall have an A.M. Best rating of not less than A-VIII.

ii.           All deductibles and self-insured retentions shall be in commercially reasonable amounts and the sole responsibility of Tenant.

iii.          The limits required of Tenant herein are minimum limits only and not intended to restrict the liability imposed on Tenant in connection with this Lease.

iv.         If Tenant maintains broader coverage and/or higher limits than the minimums shown above, Landlord shall automatically be entitled to the broader coverage and/or higher limits maintained by Tenant. Any available insurance proceeds in excess of the specified minimum limits of insurance and coverage shall be available to Landlord.

v.          Insurance limits can be provided through any combination of primary and umbrella/excess policies.

(c)           Evidence of Insurance. A valid certificate of each policy to be provided by Tenant hereunder, together with evidence of payment of premium, shall be deposited with Landlord at the Commencement Date of the Term, and thereafter upon request from Landlord (but no more than once per year).

(d)           Landlord’s Insurance. All insurance maintained by Landlord shall be at Landlord’s sole cost and expense. Landlord shall keep in force throughout the Term (“Landlord’s Insurance”) ISO causes of loss—special form (formerly “all risk”) policies of insurance covering loss or damage to the Campus in an amount equal to the full replacement cost of the Buildings and all related improvements (collectively, the “Insurable Improvements”), which shall provide protection against loss by fire and other all-risk casualties including explosion, windstorm, hail, vandalism, earthquake and flood; and (ii) commercial general liability insurance against claims for bodily injury, personal injury, death or property damage occurring on, in or about the Buildings, Common Areas, and Campus, or as a result of ownership of improvements located at the Campus in an amount not less than $1,000,000 for any one occurrence, with a general aggregate limit of $3,000,000. Landlord shall not be obligated to insure, and shall have no responsibility whatsoever for any damage to, any furniture, machinery, goods, inventory or supplies, or other personal property or fixtures that Tenant may keep or maintain in the Premises, or any leasehold improvements, additions or alterations constructed by Tenant within the Premises.

(e)           Waiver of Subrogation. Landlord hereby releases Tenant, and its employees, agents and representatives, from any claims for damage to any person or to the Campus and to the fixtures, personal property, improvements, and alterations in or on the Campus that are caused by or result from risks insured against under any insurance policies carried by Landlord and in force at the time of any such damage (or is required to be insured against under the terms of this Lease). Tenant hereby releases Landlord, and its employees, agents and representatives, from any claims for damage to any person or to the Premises and to the fixtures, personal property, improvements, and alterations in or on the Premises that are caused by or result from risks insured against under any insurance policies carried by Tenant and in force at the time of any such damage (or is required to be insured against under the terms of this Lease). Where permitted by law Landlord and Tenant shall cause each insurance carrier to waive all right of recovery by way of subrogation against the other in connection with any damage covered by any policy. In no event shall Landlord or Tenant be liable to the other for any damage, liability or injury caused by fire or any of the risks insured against under any insurance policy required by this Lease.

13.           Damage or Destruction. If, during the Term, a portion of Building 10, Building 20 or the Premises is damaged or destroyed or rendered totally or substantially inaccessible or unusable by fire, casualty or any other cause, which would reasonably require less than ninety (90) days to restore, then Landlord shall restore the damaged portion of the Building and Premises to substantially the same or better condition as it was in before the damage or destruction. Such damage or destruction shall not terminate this Lease. If, during the Term, all or a portion of Building 10, Building 20 or the Premises is damaged or destroyed by fire, casualty, or any other cause rendering Building 10, Building 20 or the Premises totally or substantially inaccessible or unusable, or is subject to damage or destruction which would reasonably require more than ninety (90) days to restore, then Landlord and Tenant shall have the right to terminate this Lease. If neither party exercises such termination right, then Landlord shall restore or replace the damaged or destroyed portions of Building 10, Building 20, the Premises and/or the Campus within one hundred and eighty (180) days following the date of the damage or destruction or as soon as commercially reasonable; Tenant shall thereafter restore or replace the improvements to the Premises required to be insured by Tenant hereunder within a commercially reasonable time period; and this Lease shall continue in full force and effect. Rent shall be abated for the portion of the Premises damaged or destroyed or rendered totally or substantially inaccessible or unusable until Landlord completes the repairs and restoration, or, if this Lease is terminated, until the effective date of such termination. If either party elects to terminate this Lease as provided in this Section, then this Lease shall terminate on the date which is thirty (30) days following the date of the notice of termination as if the Term had been scheduled to expire on such date, and, except for obligations which are expressly stated herein to survive the expiration or earlier termination of this Lease, neither party shall have any liability to the other party as a result of such termination.

14.           Condemnation. If Building 10, Building 20 or all of the Campus is taken by condemnation or agreement in lieu thereof, this Lease shall terminate on the date the condemning authority has the right to possession of the property being condemned. If less than all, but a substantial part, of the Premises or Campus shall be taken by condemnation or agreement in lieu thereof, each of the Landlord and Tenant shall have the right to terminate this Lease effective on the date the condemning authority has the right to possession of the property being condemned, by providing written notice to the other party at least 60 days prior to the effective date of the proposed taking. In the event of a taking of a substantial part of the Premises or Campus, and neither party has exercised its right to terminate, the Lease shall continue in full force and effect, provided that Rent shall be proportionately reduced. The entire award for any taking shall belong to the Landlord, except for any award that is specifically allocated to Tenant’s Retained Personal Property or moving expenses (if any), which may be claimed by Tenant. For purposes hereof, a portion of the Premises will be deemed “substantial” if the taking of such portion of the Premises renders the remaining Premises unsuitable for its primary intended use.

15.           Assignment. Except as expressly set forth in this Section 15, Tenant shall not assign, sublet, mortgage, encumber or otherwise transfer or dispose of any portion of its interest in this Lease. Tenant shall have the right, with Landlord’s prior written consent not to be unreasonably withheld, to assign its interest in this Lease (subject to the terms of this Lease) to any third party that agrees to assume the obligations of Tenant under this Lease. Notwithstanding anything in this Lease to the contrary, Tenant has the right to assign its interest in this Lease to any corporation, partnership or other entity that controls, is controlled by, or is under common control (direct or indirect), directly or indirectly, with Tenant without Landlord’s prior written consent (subject to the terms of this Lease). Tenant shall not be permitted to assign this Lease, in whole or in part, for security purposes, to any lender providing financing to Tenant or any of Tenant’s affiliates. Any assignment (whether requiring and obtaining or not requiring Landlord’s consent) shall not release Tenant from its obligations under this Lease as primary obligor. A change of control in Tenant shall not be deemed an assignment under this Lease. Landlord shall have the right without consent of Tenant to sell its fee interest in the Premises and its rights under this Lease to any third party in Landlord’s sole discretion, subject to Tenant’s rights under the terms of this Lease and the purchaser’s assumption thereof.

16.           Tenant’s Default. The occurrence of either of the following shall constitute an “Event of Default” by Tenant:

(a)           failure to pay Rent or any other monetary obligation when due, if the failure continues for five (5) days after notice has been given to Tenant; provided, however, Tenant shall only have three (3) opportunities to cure any such monetary obligation under this Section 16(a) during any consecutive twelve (12) month period, and any subsequent monetary default within such twelve (12) month period shall constitute an Event of Default, without the five (5) day grace period;

(b)	any violation of Section 15 hereof by Tenant;

(c)           Tenant’s breach or failure to comply with Section 9 and such default continues for twenty one (21) days after notice thereof in writing to Tenant;

(d)           failure to perform any other provision of this Lease if the failure to perform is not cured within thirty (30) days after notice has been given to Tenant. If the default cannot reasonably be cured within thirty (30) days, an Event of Default shall not exist under this Lease if Tenant commences to cure the default within the thirty (30) day period and diligently and in good faith continues to cure the default; provided however the period within which such default may be cured shall not exceed one hundred fifty (150) days in the aggregate. Notices given under this Section shall specify in reasonable detail the alleged default; or

(e)           Except to the extent the same are directed or consented to by Landlord or its direct or indirect parent entities:

i.            Tenant shall be adjudged an involuntary bankrupt, or a decree or order approving, as properly filed, a petition or answer filed against Tenant seeking the reorganization of Tenant under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any state, shall be entered, and any such decree or judgment or order shall not have been vacated or set aside within ninety (90) days from the date of the entry or granting thereof;

ii.           Tenant shall file any petition in bankruptcy or any petition pursuant to the Federal bankruptcy laws as now or hereafter amended, or Tenant shall institute any proceeding or shall give its consent to the institution of any proceedings for any relief of Tenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment or indebtedness, reorganization, arrangements, composition or extension;

iii.          Tenant shall make any assignment for the benefit of creditors; or

iv.          A decree or order appointing a receiver of the property of Tenant shall be made and such decree or order shall not have been vacated or set aside within thirty (30) days from the date of entry or granting thereof.

17.           Landlord’s Remedies. Following the occurrence of an Event of Default, Landlord shall thereupon be entitled to terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may obtain any and all rights and remedies available to it according to law or equity. Pursuit of the any remedies shall not preclude pursuit of any other remedies herein provided or any other remedies provided by law, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent or other money obligation due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the covenants and provisions herein contained. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such Event of Default.

18.           Signage. Landlord, at its cost and expense, shall provide Tenant with a listing on the main Building 10 directory in the lobby, if any. Any changes requested by Tenant to the initial directory shall be made at Tenant’s sole cost and expense and shall be subject to Landlord’s approval. Landlord agrees that Tenant has the right to install Building standard (i) suite identification signage on the second floor of Building 10 at the entry to the Suite 201 Premises and the Suite 202 Premises, (ii) directional signage in the elevator lobby on the second floor of Building 10 and (iii) signage at the entrance to Building 20, all in a location and with the size, color, and other aesthetics determined reasonably approved by Landlord. Such signage shall be at Tenant’s cost and expense. Landlord may install such other signs, advertisements, notices or tenant identification information on the Building 10 directory, tenant access doors or other areas of Building 10, as it shall deem necessary or proper. Tenant shall not place any exterior signs on the Premises or any other signs in the Premises (that are visible from outside the Premises) or Building 10 without the prior written consent of Landlord. Notwithstanding any other provision of this Lease to the contrary, Landlord may immediately remove any sign(s) placed by Tenant in violation of this Section.

19.           Notice. Any notice, demand, request, consent, approval, or communication that either party desires or is required to give to the other party or any other person shall be in writing, shall be addressed to the other party at the address set forth by the signatures on this Lease, and shall be either served personally or sent by overnight courier (e.g., FedEx or UPS). Either party may change its address by notifying the other party of the change of address at least thirty (30) days in advance. Notice shall be deemed effective as of the time of delivery (or upon refusal of delivery) if sent as provided in this Section, provided that a copy thereof is also sent by email to the email addresses set forth on the signature page of this Lease.

20.           Surrender of Premises; Holding Over. Upon expiration or termination of the Term, the following provisions of this Section 20 shall apply. Tenant shall surrender to Landlord the Premises and all Tenant’s improvements and alterations in broom clean condition and at the Maintenance and Repair Standard (except in respect of destruction to the Premises covered by Section 13 hereof), except for alterations that Tenant has the right, or is obligated, to remove. Except for the Retained Personal Property that Tenant removes from the Premises at the end of the Term, all furniture, fixtures and equipment and other items of personal property shall become the property of Landlord at the end of the Term. Tenant shall remove all its Retained Personal Property prior to or upon expiration of the Term, except as indicated to the contrary on Exhibit D. If there is any unrestored damage or destruction to the improvements within the Premises for which Tenant is responsible for insuring and repairing under this Lease, then Tenant shall remain liable for all such restoration obligation after the termination of this Lease. Tenant shall perform all restoration made necessary by the removal of any alterations, if any, or Tenant’s personal property within the time period stated in this Section in accordance with the Maintenance and Repairs Standard. Landlord can elect to retain or dispose of in any manner any alterations or Retained Personal Property that Tenant does not remove from the Premises on expiration or termination of the Term. Title to any such alterations or Retained Personal Property or Tenant’s other personal property it does not remove from the Premises at the end of the Term that Landlord elects to retain or dispose of on expiration of the Term shall vest in Landlord. If Tenant, with Landlord’s prior written consent, remains in possession of the Premises after expiration or termination of the Term, or after the date in any notice given by Landlord to Tenant terminating this Lease, such possession by Tenant shall be deemed to be a month-to-month tenancy at a rental equal to $231,666.91 per month, payable to Landlord. During any such month-to-month tenancy, Tenant shall pay such Rent required by this Lease. All provisions of this Lease shall apply to the month-to-month tenancy.

21.           Environmental Liability. Except to the extent caused by any act or omission in breach of this Lease after the Effective Date by Tenant or its affiliates, agents, contractors, employees, suppliers, licensees or invitees, members, lenders, or successors or assigns, liability for environmental, structural and any other matter related to the conditions of and on the Premises that exist as of the Effective Date shall be the responsibility of Landlord.

22.           Parking. Tenant shall be entitled to the non-exclusive use of the parking area at the Campus, provided that (i) Tenant shall not use more than a total of 100 parking spaces at the Campus and (ii) of such total parking spaces, Tenant shall have the right to use one (1) double/tandem reserved parking space (i.e., two spaces) in the underground parking garage located under Building 10, which double/tandem parking space shall be in a location designated by Landlord (such space, the “Tenant Reserved Space”). Except with respect to the Tenant Reserved Space, Tenant’s parking rights shall be provided on an unreserved, “first-come, first served” basis. Tenant agrees not to exceed Tenant’s parking space allocation herein and agrees to cooperate with Landlord and other tenants in the use of the parking facilities. Landlord reserves the right to adopt, modify and enforce reasonable rules and regulations governing the use of the parking areas from time to time including designation of assigned parking spaces, requiring use of any pass, key- card, sticker, or other identification or entrance systems and charging a fee for replacement of any such pass, key-card, sticker, or other item used in connection with any such system and hours of operations or charging fees for the use of electric vehicle charging stations based upon electricity consumption. If Landlord institutes a parking access control system, then Landlord shall provide passes, key-cards, stickers, or other access control devices, as applicable, to Tenant to be distributed to Tenant’s employees at the Premises, provided that in no event shall the total number of access control devices issued to Tenant’s employees at any given time exceed the number of parking spaces allocated to Tenant. Tenant’s use of the parking area shall comply with such rules and regulations and with all laws. Landlord may refuse to permit any person who violates such rules and regulations to park at the Campus, and any violation of the rules and regulations shall subject the car to removal. Landlord reserves the right to validate visitor parking by such method or methods as Landlord may reasonably approve, if such validation becomes necessary in Landlord’s reasonable discretion. Landlord reserves the right in its absolute discretion, however, to allocate parking spaces between Tenant and other occupants and tenants, provided that the number of parking spaces allocated to Tenant shall not be decreased. No vehicle may be repaired or serviced at the Campus and any vehicle brought into the Campus by Tenant and deemed abandoned by Landlord will be towed and all costs thereof shall be borne by Tenant. All driveways, ingress and egress, and all parking spaces are for the joint use of all tenants of the Campus. There shall be no parking permitted on any of the streets or roadways located on the Campus. In addition, Tenant agrees that its employees will not park in the spaces designated for visitor parking. All motor vehicles (including all contents thereof) shall be parked at the Campus at the sole risk of Tenant, it being expressly understood Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and Landlord is not responsible for the protection and security of such vehicles. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, LANDLORD SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY PROPERTY DAMAGE OR LOSS WHICH MIGHT OCCUR ON IN THE PARKING AREAS OR AS A RESULT OF OR IN CONNECTION WITH THE PARKING OF MOTOR VEHICLES.

23.           Common Amenities. So long as a fitness center is offered by Landlord at the Campus (the “Fitness Center”), Tenant’s employees shall have access to such Fitness Center. Tenant’s use of the Fitness Center shall be subject to availability and governed by Landlord’s rules and regulations that are then in effect. Tenant’s use of the Fitness Center is voluntary and shall be undertaken by Tenant at its sole risk. Tenant understands that a condition to an employee’s use of the Fitness Center is that each person using the Fitness Center must execute a release on Landlord’s standard form prior to such employee’s use thereof. During the Term, Landlord shall use commercially reasonable efforts to operate the cafeteria located on the first floor of Building 10 (the “Building 10 Cafeteria”) at least four days a week during Normal Building Hours in a manner consistent with past practice before the Effective Date. If the number of Tenant employees regularly utilizing the Building 10 Cafeteria on a weekly basis is insufficient in Landlord’s reasonable opinion to justify such continued operation of the Building 10 Cafeteria, then Landlord and Tenant shall meet and discuss a mutual plan for the future operation of the Building 10 Cafeteria, both parties being reasonable.

24.	Time of Essence. Time is of the essence of each provision of this Lease.

25.           Successors. This Lease shall be binding on and inure to the benefit of the parties and their successors and permitted assigns.

26.           Real Estate Brokers. Each party represents that it has not had any dealings with any real estate broker, finder, or other person with respect to this Lease in any manner. Each party shall hold harmless the other party from all damages resulting from any claims that may be asserted against the other party by any broker, finder, or other person with whom the other party has or purportedly has dealt.

27.	Exhibit. Any exhibit referred to is attached to this Lease and incorporated by reference.

28.           Governing Law. This Lease shall be construed and interpreted in accordance with the laws of the State of Missouri.

29.           Severability. Any term or provision of this Lease that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Lease in any other jurisdiction. If any provision of this Lease is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

30.           Estoppel. Upon ten (10) business days following a request by a party, the other party shall provide to the requesting party and any designee of requesting party, an estoppel certificate stating the Rent, Term and whether Landlord or Tenant, as applicable, has defaulted in the performance of any of its obligations under the terms of this Lease, and if so, specifying each such default, and such other information as may be reasonably requested by the requesting Party.

31.           Quiet Enjoyment. Landlord represents and warrants that it will provide to Tenant quiet enjoyment of the Premises throughout the Term free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances affecting the Premises on or after the Effective Date.

32.           Exculpation. Tenant agrees that it shall look solely to Landlord’s interest in the Campus and the sale, property insurance, and condemnation proceeds thereof for recovery in the event of any default in the performance or observance of any of the terms or conditions of this Lease and nothing in this Lease shall impose any personal liability upon Landlord or any entity or person who at any time may, in whole or in part, comprise Landlord or any successor thereto or any other person having or acquiring any right, title or interest in the Premises and, in the event of default under this Lease, no deficiency or any other money judgment shall be rendered or entered against Landlord personally or any such other entity or person.

33.           Subordination. This Lease and Tenant’s interests hereunder shall at all times be subject and subordinate to the lien and security title of any ground or underlying leases (if any) and to all mortgages or deeds of trust or deeds to secure debt and related loan documents (collectively, “Security Instruments”) and to any and all advances to be made thereunder and to all renewals, modifications, consolidations, replacements, substitutions and extensions thereof and to all of the terms and conditions of the other documents evidencing and securing the loan secured by any Security Instrument. In confirmation of such subordination, Tenant shall, at Landlord’s request, promptly execute, acknowledge and deliver any instrument which may be required to evidence such subordination to any Security Instrument or other loan documents and to the holder thereof. In the event of Tenant’s failure to deliver such subordination, Landlord may, in addition to any other remedies for breach of covenant hereunder, execute, acknowledge and deliver the instrument as the agent or attorney-in-fact of Tenant, and Tenant hereby irrevocably constitutes Landlord its attorney-in-fact for such purpose, Tenant acknowledging that the appointment is coupled with an interest and is irrevocable. Tenant hereby waives and releases any claim it might have against Landlord or any other party for any actions lawfully taken by the holder of any Security Instrument or other loan document.

34.           Attorneys’ Fees. In any proceeding (including any arbitration proceeding pursuant to Section 7) between the parties arising out of or in connection with this Lease, the non-prevailing party shall pay to the prevailing party any out-of-pocket costs and reasonable attorneys’ fees which may be incurred by the prevailing party in such action.

35.           Counterparts; Electronic Signature. This Lease may be executed in counterparts. All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called “pdf” format shall be legal and binding and shall have the same full force and effect as if an original of this Lease had been delivered.

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IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

LANDLORD:

Mallinckrodt LLC

By:	/s/ Stephen A. Welch
Name:	Stephen A. Welch
Title:	President

Address:
Mallinckrodt LLC
c/o SpecGx LLC
385 Marshall Avenue
Webster Groves, Missouri 63119
Attn: Legal Department
Email: cathi.ponciroli@mnk.com

TENANT:

ST Shared Services LLC

By:	/s/ Matthew T. Peters
Name:	Matthew T. Peters
Title:	Vice President of Tax and Treasurer

Address:
ST Shared Services LLC
675 McDonnell Boulevard
Hazelwood, Missouri 63042
Attn: Legal Department
Email: bobby.torgoley@mnk.com

[Signature Page to Lease]